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                                                                   EXHIBIT 10.23

                                 [LOGO] TEKELEC

                           STANDARD PURCHASE AGREEMENT

                                     BETWEEN

                                     TEKELEC

                                       AND

                            ARBINET-THEXCHANGE, INC.

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This Standard Purchase Agreement (hereinafter "Agreement") is made between
Tekelec, a California corporation having an office at 5200 Paramount Parkway, Morrisville, NC 27560 (hereinafter "TEKELEC"), and Arbinet-thexchange, Inc. a corporation, with its principal place of business at 120 Albany Street, Tower II, 4th Floor, New Brunswick, NJ 08901 (hereinafter "Buyer").

1. AGREEMENT TO TERMS. These terms and conditions, and the appendices attached hereto, shall govern all sales by TEKELEC to Buyer. Except as expressly provided herein, this Agreement supersedes all prior or contemporaneous agreements, oral or written, and any other understandings between TEKELEC and Buyer relating to the subject matter of this Agreement.

2. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth:

     2.1 "Conformance Test Plan." The term "Conformance Test Plan" shall mean a formal, written, mutually agreed upon set of tests to be performed by TEKELEC and/or Buyer to verify that the Products materially conform to the applicable specifications as set forth in associated TEKELEC technical publications, which describe the functionality of said Products.
     2.2 "Equipment," The term "Equipment" shall mean those hardware components which are manufactured, assembled, and/or installed by TEKELEC in the Products, such as printed wiring assemblies, plug-in circuits packs, back planes, shelves, frames and cables.
     2.3 "Initial Products." The term "Initial Products" shall mean those Products that are included on Buyer's initial order for a complete system.
     2.4 "Products." The term "Products" shall mean those TEKELEC products listed in the Quotation.
     2.5 "Quotation." The term "Quotation" shall mean a formal, written proposal prepared by TEKELEC as an offer to provide Products and Services to Buyer.
     2.6 "Services." The term "Services" shall mean those services performed by TEKELEC (or its representatives) under this Agreement, such as engineering, installation, training, shipping, warranty support, technical services, or other services as required.
     2.7 "Software." The term "Software" shall, mean any computer programs in object form or firmware incorporated into or otherwise accompanying any Product, and any replacement software therefor,
     2.8 "Spare Parts." The term "Spare Parts" shall mean the standard repair and replacement parts for the Products made available by TEKELEC from time to time.

3. TERM. This Agreement will be effective as of May 19, 2003 (the "Effective Date") and continue thereafter for a period of twenty-four (24) months following the Effective Date (the "Term"), unless earlier terminated as provided herein. This Agreement may be extended by mutual agreement by both parties. The terms of this Agreement will continue in effect for any Order hereto that is outstanding at the time of termination of this Agreement or expiration of the Term.

4. ORDERS. Any written Purchase Order or Statement of Work ("Order") issued by Buyer for Equipment, Software or Services which reference this Agreement, shall be deemed to be placed under and incorporate the terms and conditions of this Agreement and any Quotations issued by TEKELEC. Whenever the provisions of an Order conflict with the provisions of the Agreement, the typewritten provisions of the Order which are not preprinted as part of a form shall control. Printed provisions on the reverse side of Buyer's Orders shall be deemed deleted. TEKELEC reserves the right to reject any Order that is not in compliance with this Agreement and/or a Quotation. In addition, some Orders will be based on Quotations that contain multiple systems/subsystems that are able to function independently from one another. Some of these systems/subsystems may be delivered prior to the other systems/subsystems within the Quotation. Should this be the case, the Buyer agrees that the use and payment for each system/subsystem shall not be contingent upon the use and payment of the other undelivered systems/subsystem. These system/subsystem will be identified in the Quotation.

5. PRICES. The prices for TEKELEC Products and Services are set forth in the Quotation(s). Such prices do not include import/export fees, duties, customs, value-added taxes ("VAT"), national, state or local taxes

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     applicable to this transaction (excluding only taxes based on TEKELEC's income), which taxes will be added by TEKELEC to the price where TEKELEC has the legal obligation to collect the same and will be invoiced to and paid by Buyer, unless Buyer provided TEKELEC with a proper tax exemption certificate. Neither TEKELEC nor Buyer is responsible for any tax liability accruing to the other party, arising from income derived from this transaction. All prices are subject to change without notice.

6. INVOICING AND TERMS OF PAYMENT. Unless otherwise set forth in a Quotation, TEKELEC shall invoice Buyer for all Products and Services (except Custom Extended Warranty Service) upon initial shipment of Order. Custom Extended Warranty Service shall be invoiced in accordance with Appendix A. All payments shall be made in U.S. Dollars. Payment for the Initial Products shall be due as follows: ninety percent (90%) of the total invoice amount shall be due thirty (30) days from the date of receipt of goods from the carrier at Buyer's designated site, and the remaining ten percent (10%) shall be due ninety (90) days from the date of the invoice, on approved credit. The terms of payment for all subsequent Orders for Products and Services shall be one hundred percent (100%) net due and payable thirty
     (30) days from the date of receipt of goods from the carrier at Buyer's designated site to Buyer, on approved credit. In the event Buyer does not pay an invoice when due, such invoice shall bear interest at the lesser rate of one and half percent (1.5%) per month or the maximum rate permitted by applicable law.

7. SHIPMENT, TITLE AND RISK OF LOSS. For shipments to destinations within the United States Equipment and Software shall be delivered FOB destination and shipped to the destination designated by Buyer in its Order or otherwise in writing to TEKELEC. For shipments to destinations OUTSIDE the United States Equipment and Software shall be delivered DDU (Incoterms 2000) and shipped to the destination designated by Buyer in its Order or otherwise in writing to TEKELEC. Title to the Equipment and any media on which the Software is placed and risk of loss of or damage to the Equipment and Software shall pass to Buyer upon delivery to the destination designated by Buyer in its Order or otherwise in writing to TEKELEC. TEKELEC shall arrange for transportation of the Equipment and Software to the destination designated by Buyer. TEKELEC shall in its discretion select the mode of shipment and the carrier unless specific shipping instructions have been given by Buyer to TEKELEC. TEKELEC shall obtain transit insurance (subject to a nominal deductible) for the benefit of Buyer covering the shipment of the Equipment and Software. All costs of transportation, handling and insurance for the shipment of the Equipment and Software from TEKELEC's point of shipment to the destination designated by Buyer shall be prepaid by TEKELEC. Buyer shall reimburse TEKELEC for all transportation, handling and insurance charges that are incurred by TEKELEC in connection with the shipment of such Equipment and Software and separately stated on an invoice rendered to Buyer.

8. EXPORT CONTROL LAWS. Both parties shall comply with the then current export and import laws and regulations of the United States and such other governments as are applicable when distributing the Equipment or Software. Both parties hereby certify that they will not directly or indirectly export, reexport, or transship the Equipment or Software or related information, media, or products in violation of United States laws and regulations. In the event that an export license is required to ship the Equipment or Software out of the United States, TEKELEC agrees that it will provide assistance to Buyer in obtaining such license.

9. FORCE MAJEURE. Neither party shall be responsible for delays or failures in performance of this Agreement resulting from (1) acts or occurrences beyond reasonable control of such party (including, without limitation thereto, fire, explosion, power failure, lightning, severe weather, acts of God, war, revolution, civil commotion, any law, order, regulation, ordinance, or requirement of any government or legal body or any representative of any such government or legal body); (2) labor unrest (including, without limitation thereto, strikes, slowdowns, picket-lines, and boycotts whether primary or secondary, and without regard to whether such labor unrest could have been settled by acceding to the demands of a labor organization The affected party shall immediately notify the other party as to the nature and the extent of the force majeure. In the event that any such event of force majeure shall continue for more than sixty (60) days, then the parties shall enter into good faith negotiations directed toward a mutually acceptable resolution of outstanding obligations.

10. INDEMNITY. Subject to Buyer's fulfillment of all Its obligations under this Agreement, TEKELEC will defend any suit or proceeding brought against Buyer insofar as such suit or proceeding shall be based upon

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     a claim that the unmodified Software owned by TEKELEC infringes any United
     States patent or copyright (a U.S. Proprietary Right). Buyer shall notify TEKELEC in writing of any such suit or proceeding promptly upon Buyer's first learning of such suit or proceeding, and shall provide TEKELEC at no cost with such assistance and cooperation as TEKELEC may reasonably request in the defense thereof. TEKELEC shall have sole control over any such suit or proceeding, including, without limitation, the right to settle on behalf of Buyer on any terms TEKELEC deems desirable in the sole exercise of its discretion. Subject to Buyer's fulfillment of its obligations under this
     Section 10, TEKELEC shall pay all damages and costs finally awarded against Buyer (or payable by Buyer pursuant to a settlement agreement) in connection with any such suit or proceeding, provided, however, that TEKELEC's obligations to pay such damages and costs on behalf of Buyer shall not exceed the amounts paid by Buyer hereunder for such Equipment or Software. TEKELEC shall not enter into any settlement agreement pursuant to this Section 10 in excess of such amount without the prior consent of Buyer, which approval will not be unreasonably withheld. In the event that the Equipment or such Software becomes, or in TEKELEC's opinion is likely to become, the subject of a claim of infringement of a U.S. Proprietary Right, Buyer shall, upon receipt of written instructions from TEKELEC, cease to use such Equipment or Software and TEKELEC may at its option (i) modify the infringing Equipment or Software so that the use thereof by Buyer ceases to be infringing; or (ii) procure for Buyer the right to continue using the Equipment or Software as permitted hereunder; or (iii) if, neither (i) nor (ii) is commercially reasonable, demand the return of all units of the Equipment or Software and upon receipt thereof, refund to Buyer the depreciated value of said units of such Equipment or Software, based on a five (5) year straight line depreciation, and this Agreement shall terminate with respect to such Equipment or Software. TEKELEC shall have no liability to Buyer whatsoever for any loss or damage resulting from a claim of infringement or wrongful use of a U.S. Proprietary Right based upon and arising from (i) TEKELEC's compliance with Buyer's designs, specifications or instructions, (ii) the use of the Equipment or Software in combination with any equipment, products, software or data not manufactured, designed or assembled by TEKELEC, or (iii) any unauthorized alteration or modification of any Equipment or Software.

     The parties both agree to indemnify and hold harmless each other against any suit, claim or proceeding brought against the other party for direct damages that result from death, bodily injury or damage to personal, tangible personal property, to the extent the damages are proven to be the result of the indemnifying party's actions or inactions.

11.  TERMS OF WARRANTY AND TECHNICAL SERVICES.

     A. The Standard Warranty (as defined in Appendix A) shall be effective for twelve (12) months from the completion of the Conformance Test Plan or Buyer's placement of Equipment and Software into service, whichever occurs first. In no event shall the period between TEKELEC's shipment and warranty commencement exceed ninety (90) days unless delay is solely attributable to TEKELEC. If purchased or otherwise provided, the Custom Extended Warranty Service (as defined in Appendix
          A) takes effect on the date of expiration of the Standard Warranty and can be renewed on a multi-year basis. Both the Standard Warranty and the Custom Extended Warranty Service include unlimited telephone support with TEKELEC Technical Assistance Center (TAC) at no extra charge. TAC normal operating hours are 8 a.m. to 8 p.m. ET, Monday through Friday excluding TEKELEC holidays. Emergency service hours are 8 p.m. to 8 a.m. ET Monday through Friday, weekends and holidays.

     B. TEKELEC warrants that during the Standard Warranty period, and the Custom Extended Warranty Service period, if applicable, TEKELEC will repair or replace defective Equipment in accordance with TEKELEC's Hardware Warranty (Appendix B).

     C. TEKELEC warrants that during the Standard Warranty period, and the Custom Extended Warranty Service period, if applicable, TEKELEC will support Software delivered on the Products in accordance with TEKELEC's Software Warranty (Appendix C).

     D. In the event that TEKELEC is unable to support the TEKELEC manufactured Products purchased by Buyer under this Agreement, TEKELEC will provide on an "as is" basis to Buyer, exclusively for its internal use and at no charge, all Software codes, hardware drawings and schematics necessary to

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          maintain and support such Products. In such an event, Buyer's obligation to continue the Custom Extended Warranty Service payment is terminated.

     E. TEKELEC's TAC will make available, at Buyer's expense, additional on-site or remote assistance as set forth in Appendix F, that may be requested by Buyer beyond the support that is provided under the Standard Warranty period or the Custom Extended Warranty Service.

     F. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE. TEKELEC DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS TO BOTH TEKELEC AND NON-TEKELEC MANUFACTURED PRODUCTS.

12. PRODUCT COMPLIANCE. TEKELEC will demonstrate to Buyer, within thirty (30) days following the installation of the Initial Products purchased under this Agreement, that such Products shall comply in all material respects with the Conformance Test Plan.

13.  LIMITATION OF LIABILITY

     A. TEKELEC WILL NOT BE LIABLE TO BUYER. OR ANY OTHER PARTY FOR PUNITIVE, SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR OTHER SIMILAR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES OR COSTS INCURRED AS A RESULT OF LOSS OF TIME, LOSS OF DATA, LOSS OF PROFITS OR REVENUE, OR LOSS OF USE OF THE EQUIPMENT OR SOFTWARE. IN ADDITION, TEKELEC IS NOT RESPONSIBLE OR LIABLE FOR DAMAGES OR COSTS IN CONNECTION WITH OBTAINING SUBSTITUTE EQUIPMENT OR SOFTWARE, CLAIMS BY OTHERS, INCONVENIENCE OR SIMILAR COSTS.

     B. IN NO EVENT WILL TEKELEC'S LIABILITY FOR ANY DAMAGES TO BUYER OR ANY OTHER PERSON EXCEED THE PRICE PAID FOR THE EQUIPMENT OR LICENSE TO USE THE SOFTWARE, REGARDLESS OF THE FORM OF ANY CLAIM.

14.  SOFTWARE LICENSE. See Appendix D.

15.  PRODUCT CHANGE POLICY. See Appendix E.

16. REMOTE ASSISTANCE. As part of each initial base system purchase, TEKELEC will provide remote assistance for Buyer's first interoperability and protocol conformance tests. TEKELEC Technical Service Center will remotely assist Buyer in their execution of Level 2 and 3 protocol conformance scripts on Buyer provided diagnostic equipment.

     If, through no fault of TEKELEC, Buyer's site, facilities or third-party negotiations (if any) are incomplete or are unready for the commencement of the scheduled TEKELEC-assisted interoperability tests, TEKELEC reserves the right to reschedule its participation in such tests.

17. TRAINING. TEKELEC will make available training and training materials ("Training") to Buyer to enable Buyer to properly and effectively use the Equipment and Software. Training can be provided for the courses shown and at the costs listed in The Quotation. The cost and expense of travel to the North Carolina facility, and boarding and lodging of Buyer's personnel are the responsibility of the Buyer. The expenses incurred by TEKELEC Training personnel at the Buyer's site are the responsibility of the Buyer. Travel expenses incurred by TEKELEC Training personnel traveling to and from the Buyer's site are the responsibility of the Buyer.

18. TERMS OF ANCILLARY EQUIPMENT. Ancillary equipment, including modems, terminals, and printers, shall be supplied by Buyer. If requested by Buyer, TEKELEC may supply ancillary equipment, accompanied by specifications and recommendations, if any, at the prices shown in the Quotation. The ancillary equipment shall carry the original equipment manufacturer's warranty, if any.

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19.  TERMS OF INSTALLATION. The installation of the Products will be performed by TEKELEC unless otherwise agreed upon between TEKELEC and the Buyer. The prices for installation shall be as set forth in the Quotation.

20. SOFTWARE. Notwithstanding the "purchase" and "sale" language and similar terms hereof, the Buyer understands that any Software furnished by TEKELEC whether on magnetic media, semiconductor chips or file transfer protocols, is not sold to Buyer, but is licensed to Buyer under the terms and conditions set forth in TEKELEC's Software License (Appendix D).

21. CANCELLATION. Buyer may cancel this Agreement only with TEKELEC's prior written approval and the payment of reasonable charges pursuant to any outstanding Orders as determined by TEKELEC.

22. CONFIDENTIALITY. For purposes of this Agreement, "Confidential Information" shall mean any information or material that is proprietary to the disclosing party or designated in writing as Confidential Information by the disclosing party and not generally known to the public. Confidential Information also includes information that the disclosing party obtains from any third party that the disclosing party treats as proprietary or designates as Confidential Information, whether or not owned by the disclosing party. "Confidential Information" does not include the following:

          i. information which is known by the receiving party at the time of receipt from the disclosing party which is not subject to any other non-disclosure agreement between the parties;
          ii. information which is now, or which hereafter becomes, generally known to the industry through no fault of the receiving party, or which is later published or generally disclosed to the public by the disclosing party; or
          iii. information which is otherwise lawfully developed by the receiving party, or lawfully acquired from a third party without any obligation of confidentiality.

     The receiving party agrees to hold in confidence and not to disclose or reveal to any person or entity any Confidential Information disclosed hereunder without the clear and express prior written consent of a duly authorized representative of the disclosing party. The receiving party further agrees not to use or disclose any of the Confidential Information for any purpose at any time, other than for the limited purpose(s) expressly authorized by this Agreement. In the event that either party is directed to disclose any portion of any Confidential Information of the other party or any other materials proprietary to the other party in conjunction with a judicial proceeding or arbitration, the party so directed shall immediately notify the other party both orally and in writing. Each party agrees to provide the other with reasonable cooperation and assistance in obtaining a suitable protective order and in taking any other steps to preserve confidentiality.

23. NOTICES. All notices required under this Agreement shall be in writing and shall be given by personal delivery, telecopier, international courier service of recognized reputation (e.g., DHL), or by airmail, certified or registered, postage prepaid, return receipt requested, to the parties at their respective addresses set forth below. All notices shall be deemed effective upon personal delivery, or one (1) business day following receipt by telecopier, or seven (7) days following deposit in the mail, or three
     (3) business days following deposit with any international courier service of recognized reputation (e.g., DHL).

          TEKELEC
          Contact Name: Contracts Manager
          Address: 5200 Paramount Parkway
                   Morrisville, NC 27560
          Telephone No.: (919)461-5500
          FAX No.: (919)388-1416

          BUYER
          Contact Name: Peter P. Sach
          Address: 120 Albany Street. Tower II, 4th Floor
                   New Brunswick, NJ 08901
          Telephone No.: 732-509-9100
          FAX No.: 732-509-9101

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24.  GENERAL PROVISIONS. This Agreement shall be construed and enforced in accordance with the laws of the State of California which are applicable to the construction and enforcement of contracts between parties resident in California which are entered into and fully performed in California. If either party brings an action against the other party to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation, attorney's fees and costs incurred in connection with such action, including any appeal of such action. With respect to all disputes arising out of or related to this Agreement or the transactions contemplated hereunder, the parties hereby submit to the personam jurisdiction of the state and Federal courts in Los Angeles, California.

     Buyer shall not assign this Agreement or any interest herein or right hereunder other than to a successor to its entire business and goodwill or that part of its business used in the performance of this Agreement without the prior written consent of TEKELEC. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party as permitted herein.

     No waiver of any provision of this Agreement shall be effective unless made in writing. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any subsequent breach of the same or of any other provision of this Agreement. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

     Each party's obligations under this Agreement that by their nature would continue beyond expiration or termination of this Agreement, shall so survive such expiration or termination. This Agreement shall not be modified, amended or in any way altered, except by an instrument in writing signed by authorized representatives of TEKELEC and Buyer.

25.  ACCEPTED AND AGREED UPON:

TEKELEC                                  ARBINET THEXCHANGE, INC


By:    /s/ Lori A. Craven                By:   /s/ Peter P. Sach
    ----------------------------------       -----------------------------------

Print: LORI CRAVEN                       PRINT: Peter P. Sach

TITLE: VP & GM NSD                       TITLE: CAO & TREASURER

DATE: 5/20/03                            DATE: May 19, 2003

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                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                             Warranty Provisions
                                                                      Appendix A

                            TEKELEC STANDARD WARRANTY

The Standard Warranty is included, at no charge, for all Products purchased by Buyer under this Agreement.

The Standard Warranty provides:

1.   Hardware repair and return,
2.   Software problem resolution,
3. Unlimited telephone access to the Technical Assistance Center (24 hrs. per day, 7 days per week), and
4. Any Feature Constant Generic Software Loads released and installed during the coverage period.

For Hardware and Software, the Standard Warranty expires twelve (12) months after completion of the Conformance Test Plan or twelve (12) months after the Hardware and Software are placed into service, whichever occurs first. In no event shall the Standard Warranty commence later than ninety (90) days following shipment, unless a delay is solely attributable to TEKELEC.

Hardware extensions and Software problem resolution is provided for additional Product(s) purchased after the Initial Products, is warranted for ninety (90) days or the balance of any remaining standard warranty coverage, whichever is longer.

Under the Standard Warranty, TEKELEC will repair or return defective Equipment with functionally equivalent Equipment during the coverage period. Repaired or replaced Equipment is warranted for ninety (90) days or the balance of any remaining warranty coverage, whichever is longer.

Provided that the Software delivered and maintained by TEKELEC has not been altered by the Buyer, without authorization, TEKELEC warrants that (i) the Software shall be readable and executable for the hardware for which it was designated and (ii) the Software (including Feature Constant Generic Software Loads) will, upon proper configuration, conform materially to the applicable specifications as set forth in associated TEKELEC technical publications, which describe the functionality and performance of said Software. Feature Constant Generic Software Loads are limited to minor patches and bug fixes and do not include upgrades or new software feature modules.

All ancillary equipment not manufactured by TEKELEC, to be supplied under this Agreement, shall carry the original equipment manufacturer's warranty, if any.

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                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                             Warranty Provisions
                                                                      Appendix A

                        TEKELEC CUSTOM EXTENDED WARRANTY

To meet each Buyer's individual needs, TEKELEC offers a custom warranty service called Custom Extended Warranty Service (CEWS), providing continued coverage after the expiration of the Standard Warranty.

Buyer may elect to enroll in the optional Custom Extended Warranty Service plan that provides additional multi-year continued coverage that includes:

..    a continuation of telephone access to the Technical Assistance Center and
     Software problem resolution, as per the Standard Warranty;
..    hardware repair and return;
..    Feature Constant Generic Software Loads released and installed during the coverage period. (Feature Constant Generic Software Loads are limited to minor patches and bug fixes and do not include upgrades or new software feature modules.); and
..    50% discount from the then-current list price for any Hardware or Software prerequisites required to purchase additional functionality for previously purchased equipment covered under CEWS.

CEWS coverage is purchased in multi-year terms, which will be billed on an annual basis. Pricing for CEWS is 10% of the then-current list-price for the system value.

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                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                             Warranty Provisions
                                                                      Appendix A

                       CUSTOM EXTENDED WARRANTY PROVISIONS

Invoicing for Custom Extended Warranty Service will occur in annual installments. Invoices will be issued at least thirty (30) days prior to the expiration of the current year's coverage. The basis of each annual installment will be adjusted to reflect the then-current list value of the system and the appropriate percentage will be calculated from the new basis, along with any additional third party maintenance fees identified in The Quotation.

If Custom Extended Warranty Service coverage is desired, any time after initial system purchase, TEKELEC reserves the right to audit said system for minimum levels of maintainability and suitability for coverage under the Custom Extended Warranty Service plan. Pricing for each tier will be adjusted to reflect the general system condition.

Generic Vintage Requirements

Under both the Standard Warranty and Custom Extended Warranty Service, TEKELEC will support the current generic release and two (2) previous releases.

WARRANTY LIMITATIONS:

AS PART OF TEKELEC'S CONTINUOUS IMPROVEMENT PROGRAM, GENERIC SOFTWARE LOADS MAY, FROM TIME TO TIME, REQUIRE PREREQUISITE CHANGES TO BASE LEVELS OF HARDWARE. COSTS ASSOCIATED WITH THESE "CLASS B" CHANGES ARE THE RESPONSIBILITY OF THE BUYER AND ARE NOT COVERED UNDER EITHER THE STANDARD WARRANTY OR THE CUSTOM EXTENDED WARRANTY SERVICE. TEKELEC MAY, IN ITS SOLE DISCRETION, ELECT TO OFFER CERTAIN COMMERCIAL INCENTIVES TO THOSE USERS WISHING TO PARTICIPATE IN A PARTICULAR "CLASS B" OFFERING. TEKELEC WILL USE ITS REASONABLE EFFORTS TO MINIMIZE THE FREQUENCY, IMPACT AND COSTS OF ALL "CLASS B" OFFERINGS. REFER. TO TEKELEC'S HARDWARE WARRANTY POLICY FOR ADDITIONAL DETAILS.

UPGRADES AND NEW SOFTWARE FEATURE MODULES ARE NOT COVERED BY THE STANDARD WARRANTY OR BY THE CUSTOM EXTENDED WARRANTY SERVICE, AND MUST BE PURCHASED SEPARATELY.

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                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                             Warranty Provisions
                                                                      Appendix A

NEITHER THE STANDARD WARRANTY NOR THE CUSTOM EXTENDED WARRANTY SERVICE COVERS MATERIAL THAT HAS BEEN LOST, STOLEN, OR DAMAGED BY ACCIDENT, MISUSE, OR UNAUTHORIZED MODIFICATION OR INSTALLATION; NOR DO THE WARRANTY SERVICES INCLUDE INSTALLATION OR RELOCATION OF THE AFFECTED EQUIPMENT.

WHEN NOT COVERED BY EITHER THE STANDARD WARRANTY OR THE CUSTOM EXTENDED WARRANTY SERVICE, REPAIR AND RETURN OF FAILED COMPONENTS WILL ENTAIL A HANDLING FEE, PER FAILED COMPONENT AND HOURLY REPAIR AND MATERIAL CHARGES. WHERE POSSIBLE, TEKELEC CUSTOMER SERVICE WILL PROVIDE THE BUYER WITH BUDGETARY ESTIMATES OF COSTS-TO-REPAIR. A NEW COMPONENT WILL BE SUBSTITUTED FOR ANY FAILED COMPONENT, WHEN REPAIR COSTS ARE ESTIMATED TO EXCEED LIST PRICE OF THE COMPONENT.

ALL ANCILLARY SUPPORT EQUIPMENT, SUCH AS VIDEO DISPLAY UNITS, KEYBOARDS, PRINTERS, MODEMS, VOLTMETERS, OSCILLOSCOPES, SS7 TRAFFIC SIMULATION OR SURVEILLANCE EQUIPMENT, SS7 OR LAN PROTOCOL ANALYZERS, DIGITAL TRANSMISSION TEST EQUIPMENT, ETC., SHALL BE CONSIDERED ORIGINAL EQUIPMENT MANUFACTURER ("OEM") EQUIPMENT, AND WILL CARRY ONLY THE OEM WARRANTY, IF ANY.

Tekelec Business Confidential                                      Page 11 of 20

                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                               Hardware Warranty
                                                                      Appendix B

                            TEKELEC HARDWARE WARRANTY

TEKELEC warrants that during the warranty period, the TEKELEC manufactured hardware will be free of any material physical defects. During the warranty period, TEKELEC will repair or replace defective Equipment with functionally equivalent Equipment.

What is covered:

TEKELEC Equipment consists of printed wiring assemblies, plug-in circuit packs, back planes, shelves, frames and cables manufactured, assembled and installed by TEKELEC in the Products. On a normal basis, TEKELEC will provide repair or functionally equivalent replacement of circuit packs within seven (7) calendar days of TEKELEC's receipt of the defective Equipment, or in the case of emergencies, within twenty-four (24) hours, if advance replacement is requested by Buyer.

As a convenience to the Buyer, various ancillary support equipment, such as video display units, keyboards, printers, modems, voltmeters, oscilloscopes, SS7 traffic simulation or surveillance equipment, SS7 or LAN protocol analyzers, digital transmission test equipment, etc., may be purchased from TEKELEC and supplied along with the Products under the terms of the Order. Such ancillary support equipment shall be considered OEM equipment and will carry the OEM warranty, if any.

Duration of Coverage:

TEKELEC Equipment is covered under warranty for twelve (12) months from the completion of the Conformance Test Plan or Buyer's placement of the Equipment in commercial service, whichever occurs first. In no event shall the period between TEKELEC's shipment and warranty commencement exceed ninety (90) days unless delay is solely attributable to TEKELEC. For Equipment additions, either working or held as spare, TEKELEC Equipment is covered by the limited warranty for three
(3) months following shipment to Buyer or the balance of the Initial Product, whichever is longer. Ancillary equipment shall be covered under the tennis and conditions of the warranty supplied to TEKELEC by the original equipment manufacturer, if any. The warranty for repaired or replaced Equipment is ninety
(90) days, or the balance of the original warranty, whichever is longer.

Buyer's Procedure for Obtaining Warranty Service:

1. Contact TEKELEC's Technical Assistance Center ("TAC") to assist with confirmation of the defect and, if necessary, obtain a Return of Materials Authorization ("RMA") number. The TEKELEC TAC number is (919) 460-2150 or 1-800-432-8919.
2.   Supply the following information to the TAC:
          -Buyer's Name, Address and Telephone Number,
          -Product Model and Serial Numbers,
          -Date and description of the problem experienced.
3. Return defective Equipment to TEKELEC, as advised by the TAC, which will assist in identifying suspected faulty components and will recommend which (if any) must be returned.
4. All returned Equipment must be shipped to the facility specified by the TAC, freight prepaid, in the original carton or equivalent, with shipping label clearly specifying the assigned RMA number. TEKELEC will use commercially reasonable efforts to repair or replace and return defective Equipment within seven (7) calendar days of receipt. TEKELEC will ship repaired or replaced Equipment freight prepaid. If Equipment returned is determined by TEKELEC not to be defective, TEKELEC may invoice for all related costs incurred including shipment.
5. In the event Buyer has requested emergency advance replacement, and the defective Equipment is not received by TEKELEC within thirty (30) days following such replacement, TEKELEC shall invoice Buyer for the full list price of the advance replacement Equipment.

Tekelec Business Confidential                                      Page 12 of 20

                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                               Hardware Warranty
                                                                      Appendix B

Class of Hardware Change:

Class A applies to changes required to correct a Product deficiency, such as, a safety or fire hazard, electrically or mechanically inoperative Equipment, operational or design defects that lead to higher than promised failure rates, or a defect that causes the Product not to operate as documented in Product or feature specifications, as warranted or specified in the purchase Agreement.

Class A Hardware Changes will be effected by replacement of affected Equipment at TEKELEC's initiative, and the Buyer will not be billed for Class A Changes.

Class B applies to changes made to incorporate design improvements resulting in better operation, improved testing or maintenance, longer life, service improvement, cost reductions or feature additions.

Class B Hardware changes will be provided by TEKELEC only upon receipt of an order from the Buyer, and the Buyer will be billed for Class B Changes.

Class D applies to changes that incorporate minor new features and design improvements that do not affect existing functionality, such as those made to facilitate manufacture or to effect a supplier cost reduction.

Class D Hardware Changes will be incorporated into newly manufactured Products at TEKELEC's discretion, and will in no case cause unfavorable deviation from standard prices or billing procedures for the Buyer.

Tekelec Business Confidential                                      Page 13 of 20

                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                               Software Warranty
                                                                      Appendix C

                            TEKELEC SOFTWARE WARRANTY

TEKELEC warrants that during the warranty period, provided that the Software has not been altered or modified by the Buyer, without TEKELEC's expresses written permission:

1) the Software delivered on the delivery medium will be readable and executable by the designated hardware (microprocessors) for which the Software is licensed; and

2) upon proper configuration of the Software and designated hardware for which the Software is licensed, such Software will materially conform to the applicable user's guide and the associated TEKELEC documentation that describe functionality and performance of the Software.

What is covered:

"Software" in this warranty means the computer programs in object form and system specific data loaded either on fixed or removable cartridge disks, or recorded on semiconductor chips that are integral to TEKELEC plug-in equipment, together with upgrades or modifications subsequently supplied by TEKELEC. "Software copies" means actual copies of all or any portion of the Software, including backups, upgrades, merged or partial copies that are permitted under the terms of TEKELEC's Software License (Appendix D). "Related Documents" refers to printed materials provided with Software or Software copies describing the Software, its installation, or its use. During the warranty period, TEKELEC will correct significant errors in the Software or Related Documents that render either unusable, as defined in the Category of Software Changes section below, with efforts TEKELEC believes suitable for the problem or, at TEKELEC's option, furnish Software Maintenance Loads or Feature Constant Generic Software Loads.

Duration of Coverage:

TEKELEC Software is covered under warranty for twelve (12) months from the completion of the Conformance Test Plan or Buyer's placement of the Software in commercial service, whichever occurs first. In no event shall the period between TEKELEC's shipment and warranty commencement exceed ninety (90) days unless delay is solely attributable to TEKELEC. The warranty period for Software Changes shall be ninety (90) days from the date the Software Change is effected, or the remainder of the initial Software warranty, whichever is longer.

Buyer's Procedure for Obtaining Warranty Service:

To report or inquire about suspected Software and/or Related Document errors:

1) Refer to the Category of Software Changes section below regarding the general guidelines for Software error identification, notification and resolution.
2) Contact TEKELEC's Technical Assistance Center (TAC) to assist with confirmation of the defect and, if necessary, arrange to receive a Customer Service Request Number ("CSR"), for tracking purposes. The TEKELEC TAC number is (919) 460-2150 or 1-800-432-8919.
3)   Supply the following information to the TAC:
          a)   Buyer's Name, Address and Telephone Number,
          b)   Software Model and Serial Numbers;
          c)   Date and description of the problem experienced.

Tekelec Business Confidential                                      Page 14 of 20

                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                               Software Warranty
                                                                      Appendix C

Any Software Changes or modifications become part of the Software licensed to Buyer pursuant to the terms of TEKELEC standard Software License.

TEKELEC Customer Support Procedures:

TEKELEC, through its TAC staff, will provide, at its option, telephone support or on-site assistance to Buyer in the use and operation of the most recent release and the two (2) immediately preceding versions of the Software. The TAC provides support twenty-four (24) hours a day, seven (7) days a week. This includes emergency recovery support. TEKELEC TAC engineers have remote access capabilities to every site, enabling them to work with Buyer's on-site technicians.

Category of Software Changes:

1.   CRITICAL

Critical applies to Software Changes required to correct (fix) a Software deficiency, such as, a fatal program error that forces continuous restarts, inoperative Software that produces erroneous results (misrouted messages, garbled or incorrect records, etc.) or a defect that causes the product not to perform as documented in feature specifications, or as warranted/specified in the purchase Agreement.

Critical Software Changes will be effected via Software maintenance loads or Generic Software Loads (GSLs) at TEKELEC's initiative, and the Buyer will not be billed for Critical Software Changes.

Critical Software Changes result from troubles characterized as Critical or Major.

Critical troubles are those that severely affect service, traffic or maintenance capabilities, and require immediate corrective action, regardless of the time of day or the day of the week.

Critical troubles include, but are not limited to:

..    total system failures that result in the loss of all transaction processing capability (i.e., message routing and transmission);
..    significant reduction in system capacity or traffic handling capability;
..    loss of safety or emergency rerouting capability;
..    inability to restart a system processor;
..    loss of access for maintenance or recovery operations; and
..    loss of the system's ability to provide any required critical or major trouble notification.

The resolution time for Critical troubles is continuous around-the-clock support until pre-incident condition exists.

Tekelec Business Confidential                                      Page 15 of 20

                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                               Software Warranty
                                                                      Appendix C

2.   MAJOR

Major troubles are those that seriously affect system operation, maintenance and administration, etc. and also require immediate action. However, the urgency is less than for Critical troubles because of a less immediate or impending effect on system performance, or a lesser impact on the operations and revenues of the Buyer or its customers.

Major troubles will be effected via Software Maintenance Loads or Feature Constant Generic Software Loads at TEKELEC's initiative and the Buyer will not be billed for Major Software Changes.

Major troubles include:

..    reduction in any capacity or traffic measurement function;
..    any loss of functional viability or diagnostic capability.

The resolution time for Major troubles is thirty (30) days from Tekelec's receipt of trouble notification from Buyer.

3.   MINOR

Minor applies to Software Changes made to incorporate design improvements resulting in more efficient operation, improved testing or maintenance, or cost reductions. Minor Software Changes result from troubles characterized as Minor.

Minor Software Changes will be provided, if commercially feasible, in the next higher Feature Constant Generic Software Loads offered to Buyers covered by the Standard Warranty or Tier 3 Custom Extended Warranty Service), or upon receipt of an Order from Buyers who are not covered by the Standard Warranty or Tier 3 Custom Extended Warranty Service. The latter group will be billed for this release either according to a published price list or a prior negotiated purchase agreement, if applicable.

Minor troubles include

..    all non-service affecting troubles, nuisances or document errors.

Tekelec Business Confidential                                      Page 16 of 20

                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                                Software License
                                                                      Appendix D

                            TEKELEC SOFTWARE LICENSE

EFFECTIVE DATE

This Software License shall become effective upon delivery of the Equipment and Software.

DEFINITIONS

The term "Software" as used in this Agreement means the computer programs in object form either in diskettes, transferred to the Equipment by various File Transfer Protocols, or recorded on semiconductor chips that are part of the TEKELEC Equipment, together with any upgrades, update or modifications subsequently supplied by TEKELEC.

The term "Software Copies" means the actual copies of all or any portion of the Software, including backups, upgrades, updates, merged or partial copies permitted hereunder or subsequently supplied by TEKELEC.

The term "Related Materials" means all of the printed materials provided in this package or later supplied by TEKELEC for use with the Software.

GRANT OF LICENSE

In consideration of the license fees stated in The Quotation, and of Buyer's agreement to abide by the terms and conditions of this Agreement, TEKELEC hereby grants to the Buyer a nonexclusive, nontransferable, perpetual, limited Right-To-Use (RTU) license to use the Software identified in the Quotation on the Equipment that is being supplied by TEKELEC to Buyer under this Agreement. This RTU license is limited to use of the object code programs and related documentation only and does not apply to any of the corresponding source code or program listings.

PERMITTED USES

Buyer may:
     . Load onto and use the Software on a single (1) TEKELEC system or those logical units that constitute a single (1) logical system.
     . Install the Software onto a permanent storage device (a hard disk drive).
     . Make and maintain back-up copies provided they are used only for back-up purposes, and Buyer maintains possession of the back-ups. In addition, all information appearing on the original disk labels (including the copyright notice) must be copied onto the back-up labels.

USES NOT PERMITTED

Buyer may not:
     .    Make copies of the Software, except as permitted above.
     .    Make copies of the Related Materials, except as permitted above.
     . Rent, lease, sub-license, time-share, lend, or transfer the Software, Software Copies, Related Materials or Buyer's rights under this license except that transfers may be made with TEKELEC's prior written authorization.
     . Alter, decompile, reverse engineer, or disassemble the Software, or make attempts to unlock or bypass initialization used on initialized disks, except as directed by TEKELEC's Technical Assistance Center staff.

Tekelec Business Confidential                                      Page 17 of 20

                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                                Software License
                                                                      Appendix D

PROPRIETARY RIGHTS

Buyer acknowledges and agrees that TEKELEC retains all copyright, patent, trade secret, trademark and trade name rights in the Software, Software Copies and all Related Materials, and Buyer shall not acquire any right, title, or interest therein, including any right, title or interest in any changes, modifications and adaptations made by Buyer to the Software, the Software Copies and Related Materials. Buyer agrees that it will not at any time during or after the term of this Agreement assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any trademark, trade name, copyright or logo belonging to or licensed to TEKELEC (including any act, or assistance to any act, which may infringe or lead to the infringement of any proprietary right in the Software, Software Copies or Related Materials). Buyer will not remove or obscure any proprietary rights notice contained on or incorporated in the Software, Software Copies or Related Materials.

TERMINATION.

In the event Buyer is in breach of any of their obligations under this Software License, and such breach continues unremedied for a period of thirty (30) days after written notice is given thereof, then in addition to all other rights and remedies of law or equity, TEKELEC shall have the right to terminate this Software License. In the event of such termination, Buyer shall immediately cease its use of the Software, and shall return all Software, Software Copies, and Related Materials to TEKELEC.

Tekelec Business Confidential                                      Page 18 of 20

                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                           Product Change Policy
                                                                      Appendix E

                          TEKELEC PRODUCT CHANGE POLICY

Thirty (30) days in advance of the release of any revision to Equipment or Software, a Product Change Notice (PCN) will be published and sent to all of TEKELEC's customers. This group includes both current users with Products in service and future users who have already signed a purchase order for one or more Products. PCNs will be issued for all hardware changes, Classes A, B or D, as well as Feature Constant Generic Software Loads. When a Generic Software Load includes major new features, a PCN supplement will be included to describe their operation and specific impact on systems in service.

TEKELEC Product Change Notices contain the following information.

1. The PCN number, issue date and change classification that corresponds to this specific revision.

2. Name, address and telephone number of the TEKELEC contact person to arrange hardware or Software upgrades.

3.   Complete description of affected product(s) and system(s).

4.   The unique product code (part number) and/or revision level for both
     a)   the affected Product currently installed or in service, and
     b)   the revised/updated Product to replace it.

5. Associate Products or changes that must be applied in conjunction with or prior to this change.

6. Detailed explanation of why change was necessary, and of the symptoms of the condition being corrected.

7. Description of what to change, how to install change, and how to test or verify change.

8. Effect of the change on the Product's service parameters, traffic handling, maintenance, reliability, technical/performance specifications, control and safety.

9. Material/system Equipment affected by change, e.g., frame mounting, frame or inter-frame wiring, back planes, plug-in circuit packs, daughter boards, power, etc.

10. Documents affected by change, e.g., system/unit/module descriptions, drawings, manuals, nomenclature, CLEI codes, ordering guides, etc.

11. Modification implementation date, expiration date (for Class A changes), and cost of changes, where applicable.

Tekelec Business Confidential                                      Page 19 of 20

                                             TEKELEC STANDARD PURCHASE AGREEMENT
                                                     Technical Assistance Center
                                                                      Appendix F

                       TEKELEC TECHNICAL ASSISTANCE CENTER

                           SERVICES AND RATE SCHEDULE

TEKELEC's Technical Assistance Center (TAC) provides a full range of services for users of the TEKELEC Products. These services include Product Development Planning and Validation, Product Delivery Assistance, Ongoing Customer Support and Marketing Support.

Depending on the particular objective, TAC may provide on-site assistance or support the Products remotely, through dial up access. Typically, TAC will assist in the on-site turnover and execution of the Conformance Test Plan for newly installed Products, at no additional charge. Thereafter, support is provided via dial up access and telephone support. Additional on-site support can be negotiated, as mutually agreed between the Buyer and TEKELEC.

Remote TAC assistance is available for:

     .    Problem Resolution

     .    Product Specific Technical Consultation

     .    Generic Software Load Installation and Turnover

     .    Interoperability Assistance

     .    Cutover Assistance

     .    Site Performance Audits

     .    Repair and Return Coordination

     .    Fault Isolation

When covered by either the Standard Warranty or the Custom Extended Warranty Service, these remote services are provided at no charge.

When not covered by either the Standard Warranty or the Custom Extended Warranty Service, or additional on-site assistance is required, the following rates prevail:

     . TAC telephone support services shall be billed at $175 per hour, with a minimum period of four (4) hours.

     . If TAC personnel must be dispatched to the Buyer's site, the same hourly charges apply, plus travel and per diem expenses.

Tekelec Business Confidential                                      Page 20 of 20